Exhibit (a)(1)(G)

Confirmation E-mail/Letter to Employees who Elect to Participate in the Exchange Program

Dear [Employee Name],

Riverbed has received your Election Form dated [Click and Type Date], 2008, by which you elected to have some or all of your eligible outstanding options cancelled in exchange for new options, subject to the terms and conditions of the Offer, as follows:

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?
Yes
Yes
No
Yes

If you change your mind, you may change your election as to some or all of your eligible options by submitting a new Election Form through the Offer website at https://riverbed.equitybenefits.com and electing “No” to retain your Eligible Option rather than “Yes” to exchange your Eligible Option. If you are not able to submit your Election Form electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), a properly signed and completed Election Form must be received by facsimile or by hand delivery before 9:00 p.m., Pacific Time, on May 29, 2008 to:

Wendy Jennings

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Fax: (415) 520-9364

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to response early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Wendy Jennings by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to the Offer to Exchange Hotline at (415) 543-2101 or Wendy Jennings, our Director of Employee Shareholder Services, at:

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Tel: (415) 247-6329

Fax: (415) 520-9364

E-mail: wendy.jennings@riverbed.com

Please note that our receipt of your Election Form is not by itself an acceptance of the options for exchange. For purposes of the Offer, Riverbed will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Riverbed gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Riverbed’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the Offer period.

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Mike Guerchon, dated May 1, 2008; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; and (6) the Agreement to Terms of Election. You may access these documents on the Offer website at https://riverbed.equitybenefits.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail/Letter to Employees who Decline Participation in the Exchange Program

Dear [Employee Name],

Riverbed has received your Election Form dated [Click and Type Date], 2008, by which you rejected Riverbed’s Offer to exchange your eligible outstanding options for new options, as follows:

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?
No
No
Yes
No

If you change your mind, you may change your election as to some or all of your eligible options by submitting a new Election Form through the Offer website at https://riverbed.equitybenefits.com and electing “Yes” to exchange your Eligible Option rather than “No” to retain your Eligible Option. If you are not able to submit your Election Form electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), a properly signed and completed Election Form must be received by facsimile or by hand delivery before 9:00 p.m., Pacific Time, on May 29, 2008 to:

Wendy Jennings

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Fax: (415) 520-9364

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to response early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Wendy Jennings by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to the Offer to Exchange Hotline at (415) 543-2101 or Wendy Jennings, our Director of Employee Shareholder Services, at:

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Tel: (415) 247-6329

Fax: (415) 520-9364

E-mail: wendy.jennings@riverbed.com

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Mike Guerchon, dated May 1, 2008; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; and (6) the Agreement to Terms of Election. You may access these documents on the Offer website at https://riverbed.equitybenefits.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.